Exhibit 99.1

Cypress Bioscience, Inc. Closes $10.3 Million Financing; Funds Will be
      Used to Advance the Company's FMS and Related Initiatives

    Business Editors/Health/Medical Writers
    BIOWIRE2K

    SAN DIEGO--(BUSINESS WIRE)--April 7, 2003--Cypress Bioscience Inc. (NASDAQ:CYPB) today announced that it has closed on a $10.3 million private placement to institutional and other accredited investors.
    Participants in the financing included top tier biotechnology investors, such as ProQuest Investments, SDS Merchant Fund LP and SCO Capital Partners LLC.
    The financing included 4,029,342 shares of common stock and warrants to purchase up to 1,007,333 shares of common stock, for a total of $10,320,158, to selected institutional investors and other accredited investors. The purchase price of each security, which is the combination of one share of common stock and 25% of a warrant, was priced at the market value of $2.56125, which is the sum of the common stock closing bid price of March 24, 2003 of $2.53 and $0.03125, the imputed value of 25% of a warrant. Each warrant has an exercise price equal to 150% of $2.56125, or $3.84. With the close of the financing Cypress has over 17 million shares of common stock outstanding.
    The common stock and the warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. The company plans to use substantially all of the net proceeds from the transaction for conducting clinical trials, for working capital and other general corporate purposes.

    About Cypress Bioscience Inc.

    Cypress is committed to be the innovator and commercial leader in providing products for the diagnosis and treatment of patients with Functional Somatic Syndromes, such as Fibromyalgia Syndrome, or FMS, and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. Milnacipran, the first of a new class of agents known as NSRIs, or Norepinephrine Serotonin Reuptake Inhibitors, shares a pharmacological profile with the tricyclic antidepressants (TCAs), considered the most effective drugs for treatment of FMS, while appearing to lack the side effects associated with the latter. Cypress recently completed a Phase II trial in which milnacipran is being evaluated as a potential treatment for FMS. For more information about Cypress, visit the company's Web site at www.cypressbio.com. For more information about FMS, visit www.FMSresource.com.

    This press release, as well as Cypress' SEC filings and Web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K and any subsequent SEC filings. In addition, there is the risk that we may not use the proceeds in a manner that our stockholders agree; that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes; that our clinical development plan or timeline for milnacipran may be delayed; even with the money from the financing that our current working capital will not allow us to execute our business plans into 2003; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS; and that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


    CONTACT: Cypress Bioscience Inc., San Diego
             Sabrina Martucci Johnson, Chief Financial Officer
                  or
             Mary Gieson, Investor Relations
             858/452-2323
             www.cypressbio.com